Exhibit 99.1 Press Release dated February 5, 2008

FOR IMMEDIATE RELEASE                                                                                                            FOR MORE INFORMATION:
February 5, 2008                                            Mary Cohron
                                                                                                                                                                Chief Executive Officer
                                                                                                                                                               (270) 393-0700

Citizens First Corporation Announces Fourth Quarter 2007 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported a net loss of ($5) thousand for the quarter ending December 31, 2007, compared to $548 thousand for the quarter ending December 31, 2006, a decrease of $553 thousand.  Mary D. Cohron, President and CEO, reported that the Company’s net income was $1.3 million for the twelve months ended December 31, 2007, a decrease of $900 thousand, compared to $2.2 million reported for the twelve months ended December 31, 2006. “While we have experienced pressure on our financial results, we are confident that the infrastructure we have in place and the conservative nature of our balance sheet will provide us opportunities for future growth and the return to stronger levels of profitability,” Cohron said.

Basic and diluted net income per common share for the fourth quarter of 2007 was ($0.07) compared to $0.27 and $0.26, respectively, for the fourth quarter of 2006.  Basic and diluted net income per common share was $0.39 for the twelve months ended December 31, 2007, compared to $1.49 and $1.28, respectively, for the twelve months ended December 31, 2006. The percentage change in net income in the comparable periods is not proportional to the percentage change in net income per share due mainly to the effect of additional common shares issued in the fourth quarter of 2006.  In addition, during the fourth quarter of 2006, the Company acquired the assets of Kentucky Banking Centers, Inc. (KBC), which impacts the comparative results as of December 31, 2007, since there is only one month of operating results attributed to KBC in the prior period.

Net interest income for the quarter ended December 31, 2007 increased $107 thousand, or 4.0%, compared to the previous year.  Net interest income for the twelve month period ended December 31, 2007 increased $2.8 million, or 30.3%, compared to the previous year.  The Company’s net interest margin was 4.14% for the year ended 2007 compared to 4.67% for the year ended 2006.

Non-interest income increased $152 thousand, or 30.2%, and $797 thousand, or 46.6%, in the quarterly and year-to-date comparisons, respectively.  The increase in non-interest income was led by the gain in service charges on deposit accounts. Non-interest expense increased $875 thousand, or 39.5%, and $4.6 million, or 61.8%, for the fourth quarter and twelve months respectively, compared to the same periods a year earlier.  The increase in salary and benefit costs account for the primary increase in non-interest expenses as employment has grown to 119 full time equivalent employees from 110 employees in the previous year.  In addition, the amortization of core deposit intangibles related to the KBC acquisition totaled $86 thousand for the quarter and $344 thousand for the year.  “We paid particular attention to our expense base as we completed 2007 and, in light of our push to increase profitability, we have commenced a program of non-interest expense reduction through the streamlining of our staff in early 2008 and a focus on efficiency,” said Cohron.

The provision for loan losses was $440 thousand for the quarter and $710 thousand year-to-date as of December 31, 2007, compared to $90 thousand for the quarter and $150 thousand year-to-date as of December 31, 2006.  Net charge-offs were $203 thousand for the quarter and $644 thousand year-to-date compared to $7 thousand and $94 thousand for the quarter and year-to-date as of December 31, 2006.  As a percentage of total loans outstanding, the allowance for loan losses was 1.25% as of December 31, 2007, compared to 1.31% as of December 31, 2006. Non-performing assets totaled $4.5 million at December 31, 2007 compared to $1.3 million at December 31, 2006, an increase of $3.2 million.  Non-performing assets to total assets ratio was 1.3% and 0.39% at December 31, 2007 and December 31, 2006, respectively. “While the nationwide financial markets have experienced disruption in the past few quarters, the economies in our banking markets continue to show stability and growth.  We remain confident in our conservative approach to underwriting; we continue to monitor our delinquencies, evaluate the adequacy of the allowance for loan losses and place a great deal of emphasis on our collection efforts,” Cohron said.

“In 2007 as we assimilated the customers and operations of KBC, which marked a significant franchise expansion for our Company, we made a concerted effort to control our overall balance sheet growth rates with an eye toward building capital, seamlessly integrating the KBC organization and building a strong infrastructure for future balance sheet growth,” said Cohron.  Total assets at December 31, 2007 were $346.4 million, up $7.6 million, or 2.2%, from $338.8 million at December 31, 2006.  Loans increased $15.2 million or 6.3%, from $239.6 million at December 31, 2006 to $254.8 million at December 31, 2007.  Deposits at December 31, 2007 were $282.3 million, an increase of $2.9 million, or 1.0%, compared to $279.4 million at December 31, 2006.

Stockholders’ equity was 10.8% of total assets at both December 31, 2007 and December 31, 2006 with equity increasing from $36.5 million at year end 2006 to $37.3 at year end 2007.  The Company’s return on average equity was 3.49% for the twelve months ending December 31, 2007, compared to a return of 9.56% for the twelve months ending December 31, 2006. “While our capital ratios have declined, we are well capitalized under applicable regulatory guidelines and in a position to grow our company."

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has ten offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, the effectiveness of the company’s cost cutting initiatives and other strategies to improve earnings, and retention of key personnel. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands except per share data

                                                                                                            Three Months Ended                                              Twelve Months Ended
                                                               December 31                                                             December 31
                                                                                                        2007                            2006                                    2007                                 2006
Interest income	$5,443	$4,493	$22,743	$14,805
Interest expense	2,665	1,822	10,820	5,657
Net interest income	2,778	2,671	11,923	9,148
Provision for loan losses	440	90	710	150
Net interest income after provision for loan losses	2,338	2,581	11,213	8,998
Non-interest income	655	503	2,507	1,710
Non-interest expenses	3,090	2,215	11,976	7,400
Income before income taxes	(97)	869	1,744	3,308
Provision for income taxes	(92)	321	448	1,155
Net income	(5)	548	1,296	2,153
Preferred dividends	131	131	520	520
Net income available for common shareholders	($ 136)	$417	$ 776	$1,633
Basic earnings per common share	($0.07)	$0.27	$0.39	$1.49
Diluted earnings per common share	($0.07)	$0.26	$0.39	$1.28

                                                                                                                       December 31                              December 31
                                                                                                                               2007                                                2006
Cash and cash equivalents	$13,862	$29,850
Available for sale securities	42,316	42,613
Loans held for sale	796	108
Loans, net of allowance for loan losses	251,571	236,439
Intangible assets	13,147	13,148
Other assets	24,661	16,617
Total assets	$346,353	$338,775

Deposits	$282,276	$279,375
Federal funds purchased and securities sold under repurchase agreements	3,181	3,921
FHLB advances	15,317	11,354
Other borrowings	5,000	5,350
Other liabilities	3,283	2,286
Total liabilities	309,057	302,286
Preferred stock	7,659	7,659
Common stock	26,573	26,573
Retained earnings	3,146	2,639
Accumulated other comprehensive income (loss)	(82)	(382)
Total shareholders’ equity	37,296	36,489
Total liabilities and shareholders’ equity	$346,353	$338,775